Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2015

Financial and Operating Results

HOUSTON, TEXAS, November 3, 2015 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “Crestwood”) reported today its financial and operating results for the three months ended September 30, 2015.

Third Quarter 2015 Highlights1

•	Third quarter 2015 adjusted EBITDA of $133.5 million, a 4% increase over $128.9 million in the third quarter 2014; First nine months 2015 adjusted EBITDA of $408.5 million, a 12% increase over $363.2 million in the first nine months 2014

•	Net loss of $623.4 million, compared to net income of $11.9 million in the third quarter 2014. Net loss for the third quarter 2015 includes non-cash charges for goodwill impairments of $609.9 million. These goodwill impairments were largely attributed to discount rate increases resulting from continued commodity price volatility and Crestwood’s current unit price

•	Distributable cash flow of $91.6 million, compared to $96.0 million in third quarter 2014, resulting in a third quarter 2015 cash distribution coverage ratio of 0.97x; trailing twelve months cash distribution ratio of 1.02x

•	Closed the merger between Crestwood Equity and Crestwood Midstream Partners LP (“CMLP” or “Crestwood Midstream”), with CMLP’s unitholders receiving 2.75 Crestwood Equity units for each CMLP unit owned

•	Closed an amended and restated $1.5 billion Crestwood Midstream revolving credit facility; $717 million outstanding at September 30, 2015

•	Declared third quarter cash distribution of $0.1375 per common unit, or $0.55 per common unit on an annualized basis, payable on November 13, 2015 to unitholders of record as of November 6, 2015

Recent Announcements

•	Exclusive negotiations with First Reserve to form a joint venture with initial combined equity capital commitments of $500 million to pursue growth opportunities in the Delaware Permian Basin, including the multi-product gathering system and Delta crude pipeline system described below

•	Exclusive negotiations with a large producer in the Delaware Permian Basin to anchor a 3-stream gathering system consisting of approximately 600 miles of pipelines and spanning an area exceeding 400,000 acres

•	Non-binding open season soliciting shipper support for the Delta crude pipeline system, a 164-mile crude and condensate pipeline header system near Orla, TX, expected to be operational by second quarter 2017

•	1-for-10 reverse stock split, effective after market close on November 23, 2015

“In a challenging market, Crestwood demonstrated another quarter of solid execution by generating strong cash flows, closing our simplification merger, and remaining on-track to achieve our 2015

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

NEWS RELEASE

guidance targets,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We continue to put Crestwood in better position to compete for new business and our core assets continue to demonstrate stable performance in the face of commodity price volatility due to our largely fixed-fee contract portfolio. I am very pleased with our operations teams who delivered another quarter of low cost and safe operations while providing best-in-class customer service across Crestwood’s diverse midstream platform.”

Mr. Phillips added, “We are also excited about working with First Reserve, our general partner, to pursue new growth opportunities in the Delaware Permian Basin which is one of the most active oil and gas development area in the country by rig count. The pace of supply development, our current asset footprint, identified growth projects and Crestwood’s experience with 3-stream gathering systems, oil terminals and oil pipelines in the Bakken, are the drivers for the Delaware Permian basin to become an important addition to our asset portfolio and a significant cash flow contributor to Crestwood by the second half of 2017. First Reserve’s commitment to provide significant upfront capital for these new growth opportunities further demonstrates its support for Crestwood and its strategic plan.”

Simplification Merger Closed

On September 30, 2015, Crestwood Equity closed its merger with CMLP, which resulted in CMLP becoming a wholly-owned subsidiary of Crestwood Equity and ceasing to be a publicly-traded partnership. Beyond simplifying Crestwood’s partnership structure and reducing its public-company costs, the elimination of CMLP’s incentive distribution rights is expected to improve Crestwood’s capital structure and improve its competitive position in the industry. CMLP unitholders became unitholders of Crestwood Equity in a tax free exchange, with CMLP’s unitholders receiving 2.75 units of Crestwood Equity for each CMLP unit held at the completion of the merger. Crestwood Equity also contributed its remaining operating assets (consisting of its NGL supply, logistics, storage and transportation assets) to CMLP contemporaneously with the closing of the transaction.

Third Quarter 2015 Segment Results

In conjunction with closing of the simplification merger, Crestwood’s business and financial segments were modified to reflect the following reporting segments: (i) Gathering and Processing (G&P), which includes our natural gas, crude oil and water G&P operations; (ii) Storage and Transportation, which includes our natural gas and crude oil storage and transportation operations; and (iii) Marketing, Supply and Logistics (formerly NGL and crude services operations), which includes our NGL supply and logistics business, crude oil transportation fleet, and salt production business. As a result of these modifications, the operating and financial results of our Arrow operations are now reflected in the gathering and processing operations and the COLT Hub and Douglas Terminal operations are now reflected in the storage and transportation operations. All historical operational statistics and financial results prior to the closing of the simplification merger have been adjusted according to these segment modifications for period over period comparisons.

Gathering and Processing segment EBITDA totaled $64.5 million in the third quarter 2015, exclusive of non-cash goodwill impairments noted below, compared to $64.6 million in the third quarter 2014. During the third quarter 2015, average natural gas gathering volumes were 1,087 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 70 MBbls/d, processing volumes were 227 MMcf/d and compression volumes were 538 MMcf/d. Highlights during the quarter included increased gathering volumes and a 39% year-over-year reduction of operating expenses on the Arrow Bakken system, improved volumes and operating performance at the Bucking Horse PRB Niobrara processing plant, and higher volumes and improved operating performance at the Willow Lake processing plant in the Delaware Permian basin. Segment performance was impacted by lower gathering volumes in the southwest Marcellus and Barnett regions due to lower natural gas prices, downstream constraints and natural production declines.

NEWS RELEASE

Storage and Transportation segment EBITDA totaled $49.0 million in the third quarter 2015, exclusive of non-cash goodwill impairments noted below, compared to $48.7 million in the third quarter 2014. During the third quarter 2015 and 2014, natural gas storage and transportation volumes averaged 1.9 Bcf/d. The COLT Hub contributed EBITDA of $17.3 million, a 12% increase from $15.5 million in the third quarter 2014, primarily as a result of higher take-or-pay revenues at the facility.

Marketing, Supply and Logistics segment EBITDA totaled $27.3 million in the third quarter 2015, exclusive of non-cash goodwill impairments noted below and non-cash fair value adjustments on commodity inventory-based derivative contracts, compared to $24.1 million in the third quarter 2014. Segment EBITDA increased during the quarter due to a meaningful outperformance in Crestwood’s NGL wholesale marketing and NGL storage and terminal business which took advantage of Crestwood’s strong NGL supply position in the Marcellus/Utica region to market, transport and store NGLs for our customers in the Northeast US.

Excluding significant costs and non-cash unit-based compensation charges, combined operations and maintenance and general and administrative expenses in the third quarter 2015 were reduced by 7%, or $4.6 million, compared to the third quarter 2014. Crestwood continues to outperform its targeted $15 million of cost savings in 2015 and run-rate savings of $25 million to $30 million per year.

Business Update and Outlook

Bakken Arrow Gathering System

In the third quarter 2015, Crestwood connected 20 wells to the Arrow gathering system, resulting in average gathering volumes of 70 MBbls/d of crude, 43 MMcf/d of gas and 27 MBbls/d of water, compared to average gathering volumes of 65 MBbls/d of crude, 40 MMcf/d of gas and 20 MBbls/d of water in the third quarter 2014. Recently, crude oil production on the Arrow system achieved a new record of approximately 80 MBbls/d and producers are still on-track to complete approximately 75 wells in 2015. Also during the quarter, one of our producers extended its gathering agreement, committed to additional drilling and minimum volume commitments and received an incentive gathering rate on volumes produced during 2016-2018. The new agreement anchors an expansion of the Arrow system to be completed by June 2016.

Bakken COLT Hub

During the third quarter 2015, average COLT Hub rail loading volumes were 117 MBbls/d and COLT Connector pipeline volumes were 35 MBbls/d, compared to 117 MBbls/d and 36 MBbls/d, respectively, in the third quarter 2014. Facility utilization by COLT’s customers remained strong year-over-year despite challenging market conditions including lower North Dakota oil production and narrower spreads between WTI, ANS and Brent crudes. Third quarter 2015 crude-by-rail (CBR) volumes across the Bakken were approximately 459,000 Bbls/d (or 47% of total Bakken oil transportation) and the COLT Hub continued to be the leading Bakken CBR facility by volume. During the third quarter 2015, COLT’s contracted take-or-pay rail loading volumes were 149.3 MBbls/d and are expected to be 144.9 MBbls/d in the fourth quarter 2015. We remain in active discussions with existing and new customers at the COLT Hub for crude storage, rail loading and pipeline services and do not have any updates on re-contracting efforts at this time.

NEWS RELEASE

Southwest Marcellus Gathering and Compression System

In the third quarter 2015, average gathering and compression volumes on the system were 522 MMcf/d and 538 MMcf/d, respectively, compared to average gathering and compression volumes of 645 MMcf/d and 590 MMcf/d, respectively, in the third quarter of 2014. Gathering volumes in the third quarter 2015 were negatively impacted by approximately 30 MMcf/d due to downstream pipeline and processing plant curtailments. Additionally, Dominion South index pricing averaged $1.22 per MMBtu in the third quarter 2015 which triggered incentive rate relief to Antero Resources (“Antero”) on another 162 MMcf/d. The combination of curtailments and rate relief led to approximately $2.7 million lower operating margin for Crestwood during the third quarter 2015. Offsetting these unusual events, Crestwood reduced third quarter 2015 operating expenses by 9% and 36% from the second quarter 2015 and fourth quarter 2014, respectively.

Based on industry reports, Momentum’s Stonewall pipeline, anchored by Antero, will be completed in the fourth quarter 2015 and should positively impact available downstream transportation capacity and improve regional natural gas pricing for gas Antero produces on the Crestwood system. Crestwood’s incentive rate agreement with Antero expires when the Stonewall pipeline is placed in service. While Antero does not currently have an active drilling rig on Crestwood’s system, we continue to expect that Antero will complete the 22 drilled but uncompleted wells on pads previously connected to the Crestwood system in the Greenbriar area during 2016.

Marcellus Northeast Storage & Transportation

Crestwood’s Northeast systems transported and stored 1.6 Bcf/d during the third quarter 2015, compared to 1.8 Bcf/d in the third quarter 2014. Crestwood’s Northeast natural gas storage facilities are currently 99% subscribed through 2015. As previously disclosed, Crestwood signed agreements with two producer shippers 120 MMcf/d of long-term firm transportation capacity on the MARC I pipeline to an expanded delivery point with Transco. Crestwood is expected to bring the project into service in the coming weeks. The $6.5 million expansion project will result in increased firm service revenue of approximately $6.3 million per year.

Barnett Gathering and Processing

During the third quarter 2015, Barnett area gathering volumes were approximately 318 MMcf/d, compared to 419 MMcf/d in the third quarter 2014. The decrease was due to natural production decline and shut-ins following Quicksilver Resources’ March 2015 bankruptcy proceedings. Barnett operating expenses in the third quarter 2015 decreased by 18%, compared to the third quarter 2014, and by 5% compared to the second quarter 2015.

Quicksilver continues to work with its creditors through the Chapter 11 process and is scheduled to receive bids for a sale of the assets on November 30, 2015. Crestwood continues to provide services to Quicksilver in accordance with its original contracts and is receiving monthly payments in a timely manner.

Delaware Permian Expansion Opportunities

During the third quarter 2015, volumes at the Willow Lake processing plant, located in Eddy County, New Mexico, reached facility capacity of 20 MMcf/d due to Wolfcamp wells completed and connected to Crestwood’s system in 2015. Based on growing activity from our customers, including Cimarex, Concho, Occidental, Mewbourne, Matador, and Nadel & Gussman, Crestwood is expanding the Willow Lake plant to 50 MMcf/d with a targeted in-service date of first quarter 2016. Additionally, Crestwood is continuing to advance discussions with customers on the 120 MMcf/d Delaware Ranch plant to support increasing activity in southern Eddy County, New Mexico.

NEWS RELEASE

Crestwood is in exclusive negotiations with a large producer to anchor a 3-stream gathering system spanning portions of Reeves, Loving, and Culberson counties, Texas. As currently designed, the condensate, natural gas and produced water gathering system would consist of approximately 600 miles of pipelines and span an area exceeding 400,000 acres.

Additionally, Crestwood is conducting a non-binding open season to solicit shipper support for the Delaware Takeaway crude pipeline system (“Delta”), an approximately 164 mile crude and condensate pipeline header system originating at a new Crestwood terminal to be built near Orla, located in Reeves County, Texas. Subject to sufficient shipper interest and other factors, Delta is expected to be operational in the second quarter of 2017.

Capitalization and Liquidity Update

As of September 30, 2015, Crestwood had approximately $2.5 billion of debt outstanding, composed primarily of $1.8 billion of fixed-rate senior notes and $717 million outstanding under its $1.5 billion revolving credit facility. In conjunction with the simplification merger, Crestwood upsized its revolving credit facility from $1.0 billion to $1.5 billion and extended its term through September 2020. Crestwood also amended certain terms of the revolving credit facility, such as increasing its total leverage ratio covenant from 5.00x to 5.50x and adding a senior secured leverage ratio of 3.75x, among other adjustments, that provide Crestwood greater flexibility to execute its business plan.

As of November 3, 2015, Crestwood had 59.3 million preferred units outstanding which pay a quarterly distribution of 9.25% payable in cash or through the issuance of additional preferred units. On November 13, 2015, holders of the preferred units will receive 1.4 million additional preferred units related to the third quarter 2015 distribution declared.

First Reserve Joint Venture

In connection with Crestwood’s Delaware Permian Basin expansion opportunities, First Reserve and Crestwood are in exclusive negotiations to form a development joint venture dedicated to support growing producer demand for midstream infrastructure in the basin. Under the terms of the joint venture, First Reserve and Crestwood will initially commit combined equity capital of $500 million, which will be available to the joint venture for financing identified greenfield development and acquisition opportunities in an area of mutual interest spanning Reeves, Culberson and Loving counties, TX. Under the terms of the joint venture, which will be owned 50% by Crestwood and 50% by First Reserve, First Reserve will fund 100% of the initial capital requirements to the joint venture during the early-stage build-out of the systems, after which Crestwood will fund 100% of capital requirements for a period of time to achieve the 50/50 ownership structure. The closing of the joint venture is subject to final execution of definitive documentation, customary closing conditions, including approvals from First Reserve’s Investment Committee and Crestwood’s Board of Directors and Special Committee.

Reverse Unit Split

On October 22, 2015, Crestwood announced a 1-for-10 split on its common units, effective after market close on November 23, 2015. Units will begin trading on a split-adjusted basis on November 24, 2015. Pursuant to the reverse split, common unitholders will receive one common unit for every 10 common units owned. All fractional units created by the reverse unit split will be rounded to the nearest whole unit. Crestwood’s common unit count will be reduced from approximately 685.5 million outstanding to approximately 68.5 million outstanding.

NEWS RELEASE

Goodwill Impairments

Generally Accepted Accounting Principles (“GAAP”) required us to record the assets and goodwill in our storage and transportation segment and marketing, supply and logistics segment at fair value when the assets were acquired in 2013, and further require subsequent analysis to assess the recoverability of assigned values, including goodwill. As a result of this analysis, Crestwood recorded preliminary goodwill impairments of $609.9 million, primarily related to its COLT Hub and trucking assets, during the third quarter 2015. These impairments primarily resulted from increasing the discount rate utilized in determining the fair value of these assets when taking into consideration continued commodity price weakness and its impact on the midstream industry and Crestwood’s customers in these areas.

Upcoming Conference Participation

Robert G. Phillips, Chairman, President and Chief Executive Officer, will present at the Jefferies 2015 Energy Conference at approximately 11:00 a.m. Central Time (12:00 p.m. Eastern Time) on Wednesday, November 11, 2015 in Houston, TX. To listen to the audio webcast and view the accompanying presentation materials, please visit the Investor Relations section of Crestwood’s website at www.crestwoodlp.com or by accessing the following link http://wsw.com/webcast/jeff91/ceqp. A replay will be archived on Crestwood’s website shortly after the presentation concludes.

Crestwood management will also participate in the 2015 RBC Capital Markets MLP Conference on November 18-19, 2015 in Dallas, TX and the Wells Fargo 14th Annual Energy Symposium on December 8-9, 2015 in New York, NY.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 201-689-8037 or 877-407-8037 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available for 7 days by dialing 877-660-6853 or 201-612-7415 and using the access code 13623252#.

By Webcast:	Connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar

NEWS RELEASE

expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

###

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Gathering and processing	$354.7	$617.0	$1,049.7	$1,668.2
Storage and transportation	65.0	65.8	201.1	197.6
Marketing, supply and logistics	210.1	352.6	749.9	1,065.9
Related party	0.9	0.8	3.0	2.4

Total revenues	630.7	1,036.2	2,003.7	2,934.1

Costs of product/services sold:
Gathering and processing	275.6	542.7	819.4	1,408.8
Storage and transportation	5.2	9.7	15.8	27.9
Marketing, supply and logistics	161.2	279.6	580.0	908.1
Related party	7.2	11.3	23.2	32.1

Total cost of products/services sold	449.2	843.3	1,438.4	2,376.9

Expenses:
Operations and maintenance	49.3	55.9	143.8	148.7
General and administrative	32.8	21.4	90.9	73.4
Depreciation, amortization and accretion	75.5	71.7	224.5	209.2

	157.6	149.0	459.2	431.3
Other operating income (expense):
Gain (loss) on long-lived assets, net	(2.3)	(0.9)	(3.9)	0.8
Goodwill impairment	(609.9)	—	(890.9)	—
Loss on contingent consideration	—	—	—	(8.6)

Operating income	(588.3)	43.0	(788.7)	118.1
Earnings (loss) from unconsolidated affiliates, net	2.8	0.3	11.2	(1.3)
Interest and debt expense, net	(35.7)	(31.5)	(104.7)	(95.8)
Loss on modification/extinguishment of debt	(2.7)	—	(19.8)	—
Other income, net	0.2	0.2	0.5	0.4

Income (loss) before income taxes	(623.7)	12.0	(901.5)	21.4
Provision (benefit) for income taxes	(0.3)	0.1	(0.2)	1.1

Net income (loss)	(623.4)	11.9	(901.3)	20.3
Net (income) loss attributable to non-controlling partners	396.5	(9.1)	642.7	(2.3)

Net income (loss) attributable to Crestwood Equity Partners LP	$(226.9)	$2.8	$(258.6)	$18.0

Subordinated unitholders’ interest in net income (loss)	$(5.4)	$—	$(6.1)	$0.4

Common unitholders’ interest in net income (loss)	$(221.5)	$2.8	$(252.5)	$17.6

Net income (loss) per limited partner unit:
Basic	$(1.18)	$0.02	$(1.37)	$0.10

Diluted	$(1.18)	$0.02	$(1.37)	$0.10

Weighted-average limited partners’ units outstanding (in thousands):
Basic	188,337	182,014	184,679	182,005
Dilutive units	4,388	4,388	4,388	4,388

Diluted	192,725	186,402	189,067	186,393

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2015	December 31, 2014
	(unaudited)

Cash	$9.0	$8.8

Outstanding debt:
Crestwood Equity Partners LP (a)
Revolving Credit Facility	$—	$369.0
Senior Notes	10.0	11.4
Other	0.3	2.6

Subtotal	$10.3	$383.0

Crestwood Midstream Partners LP (b)
Revolving Credit Facility	$716.7	$555.0
Senior Notes	1,800.0	1,450.0
Other	8.8	8.5

Subtotal	$2,525.5	$2,013.5

Total debt	$2,535.8	$2,396.5

Total partners’ capital	$4,444.6	$5,584.5

Crestwood Equity Partners LP partners’ capital
Common units outstanding	685.4	186.4

(a)	Crestwood Midstream and its subsidiaries do not provide credit support or guarantee any amounts outstanding under CEQP’s credit facility or senior notes.
(b)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA
Net income (loss)	$(623.4)	$11.9	$(901.3)	$20.3
Interest and debt expense, net	35.7	31.5	104.7	95.8
Loss on modification/extinguishment of debt	2.7	—	19.8	—
Provision for income taxes	(0.3)	0.1	(0.2)	1.1
Depreciation, amortization and accretion	75.5	71.7	224.5	209.2

EBITDA (a)	$(509.8)	$115.2	$(552.5)	$326.4
Significant items impacting EBITDA:
Unit-based compensation charges	3.9	4.8	15.6	16.4
(Gain) loss on long-lived assets, net	2.3	0.9	3.9	(0.8)
Goodwill impairment	609.9	—	890.9	—
Loss on contingent consideration	—	—	—	8.6
(Earnings) loss from unconsolidated affiliates, net	(2.8)	(0.3)	(11.2)	1.3
Adjusted EBITDA from unconsolidated affiliates, net	6.2	1.9	18.4	4.0
Change in fair value of commodity inventory-related derivative contracts	8.1	1.0	10.7	(6.8)
Significant transaction and environmental related costs and other items	15.7	5.4	32.7	14.1

Adjusted EBITDA (a)	$133.5	$128.9	$408.5	$363.2

Distributable Cash Flow
Adjusted EBITDA (a)	$133.5	$128.9	$408.5	$363.2
Cash interest expense (b)	(33.7)	(30.3)	(98.8)	(91.9)
Maintenance capital expenditures (c)	(4.1)	(4.8)	(13.4)	(16.7)
(Provision) benefit for income taxes	0.3	(0.1)	0.2	(1.1)
Deficiency payments	(0.6)	2.3	4.5	7.2

Distributable cash flow attributable to CEQP	95.4	96.0	301.0	260.7
Distributions to Niobrara Preferred	(3.8)	—	(11.4)	—

Distributable cash flow attributable to CEQP common (d)	$91.6	$96.0	$289.6	$260.7

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization plus or minus fair value adjustment of interest rate swaps.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
EBITDA
Net cash provided by operating activities	$90.5	$47.6	$301.6	$174.8
Net changes in operating assets and liabilities	(17.6)	42.2	(45.6)	79.6

Amortization of debt-related deferred costs, discounts and premiums	(2.2)	(2.0)	(6.6)	(5.9)
Interest and debt expense, net	35.7	31.5	104.7	95.8
Market adjustment on interest rate swap	—	0.8	0.5	2.0
Unit-based compensation charges	(3.9)	(4.8)	(15.6)	(16.4)
Gain (loss) on long-lived assets, net	(2.3)	(0.9)	(3.9)	0.8
Goodwill impairment	(609.9)	—	(890.9)	—
Loss on contingent consideration	—	—	—	(8.6)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	(0.5)	0.3	1.6	(1.3)
Deferred income taxes	0.9	0.4	2.5	4.5
Provision (benefit) for income taxes	(0.3)	0.1	(0.2)	1.1
Other non-cash income	(0.2)	—	(0.6)	—

EBITDA (a)	$(509.8)	$115.2	$(552.5)	$326.4
Unit-based compensation charges	3.9	4.8	15.6	16.4
(Gain) loss on long-lived assets, net	2.3	0.9	3.9	(0.8)
Goodwill impairment	609.9	—	890.9	—
Loss on contingent consideration	—	—	—	8.6
(Earnings) loss from unconsolidated affiliates, net	(2.8)	(0.3)	(11.2)	1.3
Adjusted EBITDA from unconsolidated affiliates, net	6.2	1.9	18.4	4.0

Change in fair value of commodity inventory-related derivative contracts	8.1	1.0	10.7	(6.8)

Significant transaction and environmental related costs and other items	15.7	5.4	32.7	14.1

Adjusted EBITDA (a)	$133.5	$128.9	$408.5	$363.2

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gathering and Processing
Revenues	$366.2	$648.7	$1,107.2	$1,701.4
Costs of product/services sold	282.8	554.0	842.6	1,440.9
Operations and maintenance expense	20.6	29.6	67.0	74.5
Gain (loss) on long-lived assets, net	(0.3)	(0.9)	(1.2)	0.1
Goodwill impairment	(39.1)	—	(259.8)	—
Loss on contingent consideration	—	—	—	(8.6)
Earnings from unconsolidated affiliate	2.0	0.4	5.6	0.1

EBITDA	$25.4	$64.6	$(57.8)	$177.6

Storage and Transportation
Revenues	$65.0	$65.8	$201.1	$197.6
Costs of product/services sold	5.2	9.7	15.8	27.9
Operations and maintenance expense	10.7	7.3	23.0	22.2
Gain (loss) on long-lived assets	(0.9)	—	(1.6)	0.6
Goodwill impairment	(348.0)	—	(348.0)	—
Earnings (loss) from unconsolidated affiliates	0.8	(0.1)	5.6	(1.4)

EBITDA	$(299.0)	$48.7	$(181.7)	$146.7

Marketing, Supply and Logistics
Revenues	$210.1	$352.5	$749.9	$1,065.9
Costs of product/services sold	171.8	310.4	634.5	938.9
Operations and maintenance expense	18.0	19.0	53.8	52.0
Gain (loss) on long-lived assets	(1.1)	—	(1.1)	0.1
Goodwill impairment	(222.8)	—	(283.1)	—

EBITDA	$(203.6)	$23.1	$(222.6)	$75.1

Total Segment EBITDA	$(477.2)	$136.4	$(462.1)	$399.4
Corporate	(32.6)	(21.2)	(90.4)	(73.0)

EBITDA	$(509.8)	$115.2	$(552.5)	$326.4

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Gathering and Processing (MMcf/d)
Arrow	42.9	39.9	42.8	29.7
Marcellus	522.2	645.3	589.9	587.4
Barnett rich	121.1	169.0	132.5	172.7
Barnett dry	196.9	249.9	219.6	242.4
Fayetteville	70.0	92.2	74.6	102.3
PRB Niobrara - Jackalope Gas Gathering (a)	82.4	60.2	80.2	52.5
Other	51.6	44.7	49.4	44.5

Total gathering volumes	1,087.1	1,301.2	1,189.0	1,231.5
Processing volumes	226.6	191.4	215.1	190.6
Compression volumes	538.0	590.0	619.1	503.4
Arrow Midstream
Crude oil (MBbls/d)	69.5	65.4	64.3	55.1
Water (MBbls/d)	27.2	20.2	25.8	17.2

Storage and Transportation
Northeast Storage
Storage capacity, 100% firm contracted (Bcf)	34.4	34.8	34.5	34.8
Firm storage services (MMcf/d)	313.8	489.1	356.4	483.0
Interruptible storage services (MMcf/d)	68.9	22.2	89.2	37.4

Northeast Transportation - firm contracted capacity (MMcf/d)	1,252.0	955.0	1,220.6	928.4
% of operational capacity contracted	100%	100%	100%	100%
Firm services (MMcf/d)	1,110.1	1,105.8	1,087.2	1,023.7
Interruptible services (MMcf/d)	137.3	168.0	128.9	263.8
Gulf Coast Storage - firm contracted capacity (Bcf) (b)	26.6	7.8	25.6	10.7
% of operational capacity contracted	69%	20%	66%	28%
Firm storage services (MMcf/d) (b)	161.4	74.9	149.5	96.1
Interruptible services (MMcf/d) (b)	147.3	69.2	129.2	53.5
COLT Hub
Rail loading (MBbls/d)	117.4	117.2	120.7	108.9
Connector pipeline (MBbls/d) (c)	6.9	7.9	5.7	7.8

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	24.4	27.4	26.8	17.4
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,500.0	1,700.0	1,500.0
Supply & Logistics volumes sold (MBbls/d)	95.9	60.6	100.1	74.3
West Coast volumes sold or processed (MBbls/d)	23.2	48.4	27.4	44.3
NGL volumes trucked (MBbls/d)	58.4	72.7	63.6	78.8

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	In December 2014, we sold our 100% interest in Tres Palacios Gas Storage LLC, to a joint venture formed by Crestwood Midstream (owns a 50.01% interest) and Brookfield Infrastructure Group (owns a 49.99% interest), operational data reported is at 100%.
(c)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 34.7 MBbls/d and 32.2 MBbls/d for the three and nine months ended September 30, 2015 and 36.3 MBbls/d and 30.0 MBbls/d for the three and nine months ended September 30, 2014.